EXHIBIT 23.0
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-57513, No. 333-71415, No. 333-87599, No. 333-88976, No. 333-88980, No. 333-88982, No. 333-134473, No. 333-134474, No. 333‑134475, No. 333-167146, No. 333-192985 and No. 333-197614) on Form S-8 and (No. 333-156271 and No. 333‑167145) on Form S-3 of Heritage Financial Corporation of our report dated February 28, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Sacramento, California
February 28, 2020